As filed with the Securities and Exchange Commission on August 4, 2008

Registration No. 033-05524

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ANGELICA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	43-0905260
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

424 South Woods Mill Road
Chesterfield, Missouri 63017-3406
(314) 854-3800
(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

ANGELICA CORPORATION VARIABLE INVESTMENT PLAN

(Full Title of the Plan)

Steven L. Frey

Vice-President, General Counsel and Secretary

Angelica Corporation

424 South Woods Mill Road

Chesterfield, Missouri 63017-3406

(314) 854-3800

(Name, address and telephone numbers, including area code, of agent for service)

Copies to:

William F. Wynne, Jr.

White & Case LLP
1155 Avenue of the Americas
New York, NY 10036

(212) 819-8200

DEREGISTRATION OF SHARES

This post-effective amendment No. 2 (this “Amendment”), filed by Angelica Corporation, a Missouri corporation (“Angelica”), deregisters the shares of common stock of Angelica, $1.00 par value per share, and attached Preferred Share Purchase Rights (collectively, the “Securities”), issuable under the Angelica Corporation Variable Investment Plan, that had been registered on the Registration Statement on Form S-8 (Registration No. 033-05524) filed with the Securities and Exchange Commission (the “Commission”) on May 8, 1986, as amended (the “Registration Statement”), and that remain unsold as of the date of this Amendment.

On August 4, 2008, pursuant to an Agreement and Plan of Merger dated as of May 22, 2008 (the “Merger Agreement”), by and among Clothesline Holdings, Inc., a Delaware corporation (“Parent”), Clothesline Acquisition Corporation, a Missouri corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Angelica, Merger Sub merged with and into Angelica (the “Merger”), with Angelica as the surviving corporation and a wholly-owned subsidiary of Parent.  Pursuant to the Merger Agreement, each issued and outstanding share of common stock of Angelica was converted into the right to receive $22.00 in cash at the effective time of the Merger.  In addition, immediately prior to the effective time of the Merger, the Preferred Share Purchase Rights were terminated.  The Merger became effective upon filing the Articles of Merger with the Secretary of State of the State of Missouri on August 4, 2008 (the “Effective Time”).

As a result of the Merger, Angelica has terminated all offerings of its Securities pursuant to its existing registration statements on file with the Commission, including the Registration Statement.  In accordance with an undertaking made by Angelica in the Registration Statement to remove from registration, by means of a post-effective amendment, any Securities that remain unsold at the termination of the offering, Angelica hereby removes from registration all Securities registered under the Registration Statement that remain unsold as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesterfield, State of Missouri, on August 4, 2008.

ANGELICA CORPORATION

BY:	/s/ Stephen M. O’Hara
Stephen M. O’Hara
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Stephen M. O’ Hara	Director, President and Chief Executive Officer	August 4, 2008
Stephen M. O’ Hara	(Principal Executive Officer)

/s/ James W. Shaffer	Vice President and Chief Financial Officer	August 4, 2008
James W. Shaffer	(Principal Financial and Accounting Officer)

/s/ Jon Mattson	Director	August 4, 2008
Jon Mattson

/s/ Li Zhang	Director	August 4, 2008
Li Zhang